Exhibit 99.3

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

                We have prepared the pro forma condensed combined financial statements to show the effect of the business combination of WorldWater and ENTECH under the merger agreement entered into on October 29, 2007.  Such merger was consummated on January 28, 2008.   The unaudited proforma condensed combined financial information is set forth below.

                The following unaudited pro forma condensed combined financial information, which is referred to as the pro forma financial information, has been prepared to give effect to the merger of WorldWater and ENTECH. The pro forma financial information was prepared using historical financial statements incorporated by reference in our 10-K for the year ended December 31, 2007 and the historical financial statements of ENTECH included elsewhere herein.

                The unaudited pro forma condensed combined balance sheet combines the consolidated balance sheet of WorldWater as of December 31, 2007 and ENTECH as of December 30, 2007 and gives effect to the merger as if it occurred on December 31, 2007.

                The unaudited pro forma condensed combined statement of operations for the year ended December 31, 2007 combines the consolidated statement of operations of WorldWater for the year ended December 31, 2007 with the statement of operations of ENTECH for the fifty two week period ending September 30, 2007 and gives effect to the merger as if it occurred on January 1, 2007.

                The unaudited pro forma financial data reflect adjustments, which are based upon preliminary estimates, to allocate the purchase price to ENTECH’s net assets based on their relative fair values. The purchase price allocation is preliminary. Subsequent to the closing, we may need to revise our current estimates of the purchase price allocation as the valuation process and accounting process are finalized. Accordingly, the actual purchase accounting adjustments may differ from the pro forma adjustments. The unaudited pro forma financial data are presented for illustrative purposes only and are not necessarily indicative of what WorldWater’s actual financial position or results of operations would have been had the merger and related financings been completed on the dates indicated. The unaudited pro forma financial data does not give effect to (1) WorldWater’s or ENTECH’s results of operations or other transactions or developments since December 30, 2007, in the case of ENTECH and December 31, 2007, in the case of WorldWater or (2) the cost savings and one-time charges expected to result from the merger. The foregoing matters and other factors could cause both our pro forma historical financial position and results of operations, and our actual future financial position and results of operations, to differ from those presented in the unaudited pro forma financial data.

                To the extent that any portion or all of the contingent purchase price becomes payable, our financial statements will differ from the pro forma financial statements.

                The pro forma financial information should be read in conjunction with WorldWater’s audited and ENTECH’s audited and unaudited historical financial statements and accompanying footnotes, in the case of WorldWater, incorporated by reference to its consolidated financial statements included in its Form 10-K for the year ended December 31, 2007 and in the case of ENTECH included elsewhere herein.

WORLDWATER & SOLAR TECHNOLOGIES CORP. AND SUBSIDIARIES

Unaudited Pro Forma Condensed Combined Balance Sheet

December 31, 2007

	WWAT	ENTECH	Pro Forma		Pro Forma
	12/31/2007	12/30/2007	Adjustments		Combined
Assets

Current Assets :
Cash and cash equivalents	$6,873,448	$2,072,431	$6,000,000	A	$8,638,092
			(5,000,000	)C
			(1,300,000	)D
			(7,787	)E
Accounts receivable - trade, net of allowance of $220,916	10,155,589	15,795	—		10,171,384
Rebates Receivable	1,153,800	—	—		1,153,800
Inventory	1,399,168	—	—		1,399,168
Costs and estimated earnings/losses in excess of billings	5,548,631	60,178	—		5,608,809
Prepaid expenses and deposits	973,795	—	—		973,795
Travel advances to employees	43,024	1,262	—		44,286
Total Current Assets	26,147,455	2,149,666	(307,787)		27,989,334

Advances on machinery and equipment	—	1,556,166	—		1,556,166

Equipment and leasehold improvements, net	1,467,794	3,462	—		1,471,256

Intangible And Other Assets
Other intangible assets, net	26,667	—	29,728,196	)C	29,754,863
Deferred costs on and advances to acquiree - ENTECH	3,795,362	—	(3,795,362	)C	—
Goodwill	—	—	19,895,980	C	19,895,980
Other deposits	52,710	—	—		52,710
Total Assets	$31,489,988	$3,709,294	$45,521,027		$80,720,309

Liabilities, Convertible Redeemable Preferred Stock, and Stockholders’ Equity (Deficiency)

Current Liabilities:
Accounts payable and accrued expenses	$9,392,944	$1,276,411	$(341,172	)D	$10,328,183
Long-term debt and notes payable , current portion	298,092	—	6,000,000	A	6,298,092
Customer deposits	4,000	—	—		4,000
Customer deposits - related party	775,000	—	—		775,000
REC guarantee liability, current portion	64,701	—	—		64,701
Billings in excess of costs and estimated earnings/losses	2,900	7,787	(7,787	)E	2,900
Series D preferred stock warrants	1,393,827	—	—		1,393,827
Total Current Liabilities	11,931,464	1,284,198	5,651,041		18,866,703

Advances from acquirer - WorldWater	—	2,383,920	(2,383,920	)C	—
Long-term debt and notes payable	38,456	958,828	(958,828	)D	38,456
REC guarantee liability, net of current portion	229,618	—	—		229,618
Total Liabilities	12,199,538	4,626,946	2,308,293		19,134,777

Convertible redeemable preferred stock
Series C convertible redeemable preferred stock	500,000	—	—		500,000
Series D convertible redeemable preferred stock	11,179,561	—	—		11,179,561
Total Convertible Redeemable Preferred Stock	11,679,561	—	—		11,679,561

Stockholders’ Equity (Deficiency):
Preferred Stock Convertible $.01 par value authorized
10,000,000; issued and outstanding:
Series B 7%- 611,111 shares (liquidation preference $550,000),	6,111	—	—		6,111
Series E - 19,700 shares	—	—	197	B	197
Common Stock, $.001 par value; authorized 275,000,000; issued and outstanding 189,352,674 (Historic) and 209,024,805 (Pro Forma)	189,353	1,224	(19,700	)B	189,325
			19,672	C
			(1,224	)C
Additional paid-in capital	71,425,032	2,703,223	32,701,803	B	113,719,945
			(32,682,300	)B
			42,275,410	C
			(2,703,223	)C
Accumulated deficit	(64,009,607)	(3,622,099)	3,622,099	C	(64,009,607)
Total Stockholders’ Equity (Deficiency)	7,610,889	(917,652)	43,212,734		49,905,971

Total Liabilities, Convertible Redeemable Preferred Stock and Stockholders’ Equity (Deficiency)	$31,489,988	$3,709,294	$45,521,027		$80,720,309

See accompanying notes to unaudited proforma condensed combined financial statements.

WORLDWATER & SOLAR TECHNOLOGIES CORP. AND SUBSIDIARIES
Unaudited Pro Forma Condensed Combined Statement of Operations
FOR THE YEAR ENDED DECEMBER 31, 2007

	WWAT	ENTECH	Pro Forma		Pro Forma
	12/31/2007	9/30/2007	Adjustments		Combined
Revenues:
Contract	$17,530,167	$1,102,253	$(349,958)		$18,282,462
Contract - Related Party	900,000	—	—		900,000
Grant	35,853	—	—		35,853
Total	18,466,020	1,102,253	(349,958)		19,218,315

Cost of Revenues:
Contract	16,041,611	640,746	—		16,682,357
Contract - Related Party	685,571	—	—		685,571
Grant	—	—	—		—
Total	16,727,182	640,746	—		17,367,928

Gross Profit (Loss):
Contract	1,488,556	461,507	(349,958)		1,600,105
Contract - Related Party	214,429	—	—		214,429
Grant	35,853	—	—		35,853
Total	1,738,838	461,507	(349,958)		1,850,387

Operating Expenses:
Marketing, general and administrative expenses	15,369,285	830,569	4,063,028	G	20,262,882
Research and development expense	825,838	—	(500,000	)F	325,838
Total Expenses	16,195,123	830,569	3,563,028		20,588,720
Loss from Operations	(14,456,285)	(369,062)	(3,912,986)		(18,738,333)

Other (Expense) Income
Beneficial conversion/Warrant amortization	(124,964)	—	—		(124,964)
Other Income	—	500,000	—		500,000
Interest Income	271,587	11,920	—		283,507
Interest Expense	(75,377)	(71,630)	(480,000	)H	(627,007)
Total Other (Expense) Income, Net	71,246	440,290	(480,000)		31,536
Net Loss	(14,385,039)	71,228	(4,392,986)		(18,706,797)

Accretion of preferred stock dividends	(38,411)	—	—		(38,411)

Net Loss Attributable to Common Shareholders	$(14,423,450)	$71,228		$(4,392,986)	$(18,745,208)

Net Loss applicable per Common Share (basic and diluted)	$(0.09)				$(0.10)

Weighted Average Common Shares Outstanding used in Per Share Calculation	168,960,895		19,672,131		188,633,026

See accompanying notes to unaudited pro forma condensed combined financial statements.

Notes to Unaudited Pro Forma Condensed Combined Financial Statements

Note 1—Basis of Presentation

                The unaudited pro forma condensed combined balance sheet as of December 31, 2007 combines the consolidated balance sheets of WorldWater, derived from its audited consolidated financial statement,  and ENTECH derived from its unaudited financial statements as of December 30, 2007,and gives effect to the merger as if it occurred on December 31, 2007.

                The unaudited pro forma condensed combined statement of operations for the year ended December 31, 2007 combines the consolidated statement of operations of WorldWater for the year ended December 31, 2007 with the statement of operations of ENTECH for the fifty three week period ending September 30, 2007, all of which was derived from their audited financial statements,  and gives effect to the merger as if it occurred on January 1, 2007.  WorldWater’s fiscal year-end is December 31, whereas Entech is the final Sunday in September.

                The unaudited pro forma condensed combined financial statements, which are referred to as pro forma financial statements, are based on the historical financial statements of WorldWater and ENTECH and give effect to the merger of WorldWater and ENTECH under the purchase method of accounting. As a result, the pro forma financial statements are based on assumptions and adjustments, including assumptions relating to the consideration paid and the allocation thereof to the assets acquired and liabilities assumed from ENTECH based on preliminary estimates of fair value. The final purchase price and the allocation thereof will differ from that reflected in the pro forma financial statements after valuation procedures are performed and amounts are finalized following the completion of the merger.

                The pro forma adjustments are preliminary and have been made solely for purposes of developing the pro forma financial statements for illustrative purposes. The merger’s impact on the actual results reported by the combined company in periods following the merger may differ significantly from that reflected in these pro forma financial statements. In addition, the pro forma financial statements do not give effect to any potential cost savings or operating synergies that WorldWater and ENTECH expect to result from the merger, nor do they give effect to any potential costs to be incurred in integrating the two companies.

Note 2—Unaudited Pro Forma Adjustments

                The purchase price allocation included in the pro forma financial statements is preliminary and is based on information that was available to management of WorldWater and ENTECH at the time the pro forma financial statements were prepared. Accordingly, the purchase price and the allocation thereof will change and the impact of such changes could be material.

                The financial information included in the unaudited pro forma condensed combined statements of operations is based on the historical results of WorldWater and ENTECH and includes incremental amortization expense on the $29.7 million in intangibles acquired in the $48.7 million merger transaction. The incremental amortization expense for the year ended December 31, 2007 would be $4.1 million on a pro forma basis.

Under the terms of the merger agreement, six ENTECH stockholders agreed for the 24 month period following the closing of the merger transaction: (i) not to compete with the business of the Company in any geographic region where the Company conducts business; (ii) not to solicit or induce any person employed by, or an agent of, the Company to terminate his employment or agency, as the case may be, with the Company; and (iii) not to solicit, divert or attempt to solicit or divert, or otherwise accept as a supplier or customer, any person, concern or entity that sells the Company’s products and services, furnishes products or services to, or receives products and services from, the Company, nor attempt to induce any such supplier or customer to cease being (or any prospective, supplier or customer not to become) a supplier or customer of the Company.

                Upon the closing of the merger transaction, the Company entered into employment agreements with five ENTECH employees which provide, among other things, that they will not compete with the business of the Company for a period of 24 months following the termination of employment within a 50 mile radius of any city in which the Company has provided, currently provides or intends to provide its products or services.

Unaudited Pro Forma Condensed Combined Balance Sheet

                The total purchase price booked for the merger is $48.7 million exclusive of advances of $2.4 million. The allocation of the purchase price and the recording of the advances resulted in the following: $29.7 million as Intangible Assets, consisting of primarily patented technology and the value of non-compete agreements, $19.9 million as Goodwill, $13.7 million of tangible assets, and $2.2 million of assumed liabilities.

The $48.7 million purchase price is calculated as follows: $5.0 million in cash, approximately $42.3 million in stock consideration, and $1.4 million of acquisition costs. In addition, stockholders of ENTECH could receive earn-out consideration of up to $5.0 million in cash.  In addition, four current ENTECH employees are employed by WorldWater and may receive incentive compensation of $1,000,000 each. The $5 million earn-out consideration for the ENTECH stockholders will be added to the purchase price of this transaction and will not have an impact on future earnings. The earn-out totaling $4 million for former ENTECH employees who will be employed by WorldWater will be expensed as compensation expense at such time that they are earned.

                The allocation of purchase price to acquired intangible assets is preliminary and subject to the final outcome of independent analyses to be conducted after the completion of the merger. The residual amount of the purchase price has been allocated to goodwill.

                The relief from royalty approach to valuation was used to arrive at the preliminary allocation of fair market value of ENTECH’s proprietary and patented technology. The key assumptions required to utilize the relief from royalty approach were the assumptions regarding future revenues to be earned from the utilization of the underlying patented and proprietary technology, the royalty rate that would be commanded in the marketplace for the leasing of equivalent technology and the required discount rate associated with the risk of realizing the projected revenues.

                The assumptions as to future revenues were developed through discussions with WorldWater and ENTECH personnel regarding the estimated forecasted product sales associated with the relevant proprietary and patented technology. In developing the revenue forecast for each technology, the estimated technological product life was estimated and in the case of patented technology, the remaining legal life of the relevant patent was considered. Royalty rates associated with the patented and proprietary technology were derived from the review of transactions involving the licensing of comparable technologies. This information was derived from the RoyaltySource database. The reasonableness of the revenue forecasts and discount rates used as inputs in the relief from royalty valuation models were confirmed by reference to a discounted cash flow analysis that tied to the estimated purchase price.

                The preliminary allocation of the non-compete agreements was based on an assessment of the negative impact associated with the key ENTECH managers covered by the non-compete agreements, actively competing against the Company. Based on this analysis, a preliminary allocation of 5% of the estimated purchase price was made. Based on our experience, given the importance of the key ENTECH personnel to the acquisition, we are of the opinion this preliminary allocation is reasonable.

                The factors contemplated for the acquisition include access to state of the art patented and proprietary solar technology, access to top solar technology engineers, researchers and scientists and access to key ENTECH customers.

                Allocation of Purchase Price of Entech (000,000’s)

Intangible Assets	$29.7
Goodwill	19.9
Tangible Assets	1.3
Liabilities Assumed	(2.2)
Total Purchase Price	$48.7

                A)           This adjustment reflects an assumed loan of $6,000,000 to fund the cash purchase price of ENTECH on January 28, 2008.  The Note bears interest at a rate of 8% per annum and was repaid on February 12, 2008.

B)            This adjustment represents the assumed Stock Exchange Agreement pursuant to which agreement the Company issued 19,700 shares of its Series E $0.01 par value Convertible Preferred Stock in exchange for 19,700,000 shares of the Company’s common stock using a $1.66 per share market value on January 28, 2008 for a total value of $32,702,000.  Such shares were used to consummate the merger.   Each share of the Series E Convertible Preferred Stock will automatically convert into 1,000 shares of the Company’s common stock upon the approval of the holders of WorldWater common stock to the increase in our authorized common stock.  If the Company’s stockholders approve the proposed increase in authorized shares, no further action or authorization by the Company’s stockholders will be necessary to convert the Series E Convertible Preferred Stock to common stock.

The following table illustrates the pro forma adjustments to additional paid-in capital as a result of the assumed stock exchange, as of December 31, 2007:

Assumed Stock Exchange of 19,700,000 shares of the Company’s common stock	$(32,682,300)
Issuance of 19,700 share of Series E Convertible Preferred Stock	32,701,803
Net Pro Forma adjustments to additional paid-in capital	$19,503

The following table illustrates the pro forma adjustments to issued and outstanding shares of common stock as of December 31, 2007:

Assumed Stock Exchange Agreement pursuant to which agreement the Company issued 19,700 shares of its Series E Convertible Preferred Stock in exchange for 19,700,000 shares of the Company’s common stock	(19,700,000)
Issuance of WorldWater common stock to purchase ENTECH	19,672,131
Net Pro Forma adjustments to issued and outstanding common stock	(27,869)

                C)            This adjustment reflects the assumed purchase of ENTECH.   The adjustment is comprised of a $5,000,000 cash payment, transfer of 19,672,131 shares of WorldWater common stock using the value of common stock of $2.15 per share based on the market price for a reasonable period before and after the date the terms of the acquisition were agreed to, which was October 29, 2007, and an addition to goodwill of $1,411,442 of previously recorded acquisition costs. The number of shares to be issued is fixed at 19,672,131 as outlined in the merger agreement.    The allocation of the purchase price and the recording of the advances resulted in the following: $29.7 million as Intangible Assets, consisting of primarily patented technology and the value of non-compete agreements, $19.9 million as Goodwill, $13.7 million of tangible assets, and $2.2 million of assumed liabilities.

This adjustment resulted in an increase to additional paid in capital in the amount of $39,572,187.  This adjustment also reflects the elimination of ENTECH’s stockholders’ deficiency in the amount of $3,622,099, as well as the elimination of advances made to ENTECH by WorldWater in the amount of $2,383,920.

                D)            This adjustment reflects the assumed payment of $1,300,000 of ENTECH notes payable and accounts payable at closing as set forth in the merger agreement.

                E)  This adjustment eliminates deferred revenue in the amount of $7,787, which relates to a transaction between WorldWater and ENTECH.

Unaudited Pro Forma Condensed Combined Statement of Operations

                The table below illustrates amortization of the intangible assets acquired, exclusive of goodwill, in the ENTECH transaction. Amortization for the year ended December 31, 2007 is $4,063,028.

	Estimated Fair Value	Est. Remaining Life	Amortization Per Quarter	Amortization Per Year
Patented Tubular Technology	$2,897,636	15	$48,294	$193,176
Patented Space Technology	5,358,276	13	103,044	412,176
Patented and Unpatented Terrestrial—Short Term Technology	2,268,637	2	283,580	1,134,320
Patented Terrestrial—Long Term Technology	17,203,647	13	330,839	1,323,356
Non Compete	2,000,000	2	250,000	1,000,000
Total	$29,728,196		$1,015,757	$4,063,028

                F)            This adjustment reflects the elimination of recognized revenue in the amount of $349,958 by ENTECH in their fifty two week period ending September 30, 2007.   This revenue was derived from a contract whereby ENTECH designed, engineered and tested photovoltaic concentrator systems for WorldWater.   This adjustment also eliminates $500,000 of research and development expense recognized by WorldWater in their year ended December 31, 2007 for the same contract.

G)            This adjustment reflects amortization of intangible assets acquired in the Entech transaction of $4,063,028 for year ended December 31, 2007.

H)            This adjustment reflects interest expense related to the assumed loan of $6 million to fund the cash portion of the purchase price of ENTECH for the year ended December 31, 2007.   The Note bears interest at a rate of 8% per annum. The outstanding principal amount of the Note and all accrued and unpaid interest are due and payable on July 28, 2008.

                There is no tax effect on the above amortization expenses included in the Unaudited Pro Forma Condensed Combined Statement of Operations for the year ended December 31, 2007, as both companies have net operating loss carryforwards.